Exhibit 10.18

BOWMAN CONSULTING GROUP LTD.

2021 EXECUTIVE OFFICERS SHORT-TERM INCENTIVE PLAN

(As Amended)

SECTION 1. ESTABLISHMENT AND PURPOSE

1.1 ESTABLISHMENT. Bowman Consulting Group Ltd., a Delaware company (the “Company”), hereby establishes a short-term incentive compensation plan to be known as the 2021 Executive Officers Short-Term Incentive Plan (the “STIP”). The STIP permits the awarding of cash and/or equity bonuses to Employees (as defined below), based on the achievement of performance goals that are pre-established by the Board of Directors of the Company (the “Board”) or by the Compensation Committee of the Board (the “Committee”).

Upon approval by the Board, the STIP shall become effective as of November 1, 2021 and continue until five (5) years after its Effective Date, unless terminated earlier as set forth in Section 9.

1.2 PURPOSE. The purposes of the STIP are to (i) provide greater motivation for certain employees of the Company to attain and maintain the highest standards of performance, (ii) attract and retain employees of outstanding competence, and (iii) direct the energies of employees towards the achievement of specific business goals established for the Company.

The purposes shall be carried out by the payment to Participants (as defined below) of short-term incentive cash and/or equity awards, subject to the terms and conditions set forth in the STIP.

SECTION 2. DEFINITIONS

Unless otherwise defined, the following terms shall have the meanings set forth below. Capitalized terms not otherwise defined herein shall have the same meaning as contained in the Bowman Consulting Group Ltd. 2021 Omnibus Equity Incentive Plan.

“Award Opportunity” means the various levels of incentive awards which a Participant may earn under the STIP, as established by the Committee pursuant to Section 5.

“Base Salary” shall mean the regular annualized base salary (determined as of January 1 of each Plan Year) earned by a Participant during a Plan Year; provided, however, that Base Salary shall not include awards under this STIP, any bonuses, equity awards, the matching contribution under any plan of the Company providing such, overtime, relocation allowances, severance payments or any other special awards as may determined by the Committee.

“Early Retirement” means, with the consent of the independent members of the Board, a Participant’s Retirement with at least five (5) years of continuous combined service with the Company or a Predecessor, ,, and that is either (a) on or before May 7, 2024 (or in the case of the CEO on or before May 7, 2026) or (b) prior to the Participant having attained combined years of age and years of service with the Company or a Predecessor of seventy (70) or more.

“Effective Date” means the date the STIP becomes effective, as set forth in Section 1.1.

“Employee” means an employee of the Company or an employee of a Predecessor Company.

“Final Award” means the actual award earned during a STIP Year by a Participant, as determined by the Committee at the end of such Plan Year.

“Participant” means an Employee who is participating in the STIP pursuant to Section 4.

“Plan Year” means the calendar year, commencing on January 1st and ending on December 31st. The Committee shall have the authority and discretion to designate different performance periods under the STIP, in which case references to Plan Year shall be deemed to refer to such other performance period.

“Predecessor” means an entity which the Company has acquired, directly or indirectly, through merger, consolidation, or the purchase of substantially all the asset or voting stock.

“Retirement” means, with the consent of the Committee, a Participant’s termination of employment with the Company other than for Cause after May 7, 2024 (or in the case of the CEO after May 7, 2026) provided that the LTIP Participant (i) gave at least three-months prior written notification to the Company of intention to terminate employment, (ii) has attained the age of 55, (iii) has accrued five (5) or more years of continuous service either with the Company or a Predecessor, and (iv) has combined years of age and years of service with the Company or a Predecessor of seventy (70) or more.

“Stock in Lieu of Cash Award” means Shares of Restricted Stock issued pursuant to Section 6.3 below to a Participant in lieu of a cash Final Award, either in whole or in part. Any Stock in Lieu of Cash Award shall be issued pursuant to the Bowman Consulting Group Ltd. 2021 Omnibus Equity Incentive Plan.

“Target Incentive Award” means the award, expressed as a percentage of a Participant’s Base Salary and as provided in any applicable employment agreement, that may be paid to a Participant when performance measures are achieved, as established by the Committee.

SECTION 3. ADMINISTRATION

The STIP shall be administered by the Committee. Subject to the limitations set forth in the STIP, the Committee shall:

a.	approve the selection of Employees who shall participate in the STIP;

b.

establish Award Opportunities in such forms and amounts as it shall determine, subject to any applicable employment agreements or contractual arrangements then in existence between the Company and a Participant;

c.	impose such limitations, restrictions, and conditions upon such Award Opportunities as it shall deem appropriate;

d.	interpret the STIP and adopt, amend, and rescind administrative guidelines and other rules and regulations relating to the STIP;

e.	make any and all determinations in connection with the administration and interpretation of the STIP;

f.	correct any defect or omission or reconcile any inconsistency in this STIP or in any Award Opportunity granted hereunder; and

g.	make all other necessary determinations and take all other actions necessary or advisable for the implementation and administration of the STIP.

The Committee’s determinations on matters within its authority shall be conclusive and binding upon all parties.

SECTION 4. ELIGIBILITY

The Chief Executive Officer, the Chief Operating Officer, the Chief Legal Officer, and the Chief Financial Officer of the Company shall participate in the STIP annually. Additional Employees recommended by the Chief Executive Officer and approved by the Committee are eligible to participate the STIP for the Plan Year. Participants shall be notified of the performance goals and related Award Opportunities for the relevant Plan Year.

SECTION 5. AWARD DETERMINATION

5.1 PERFORMANCE GOALS.

a.

Prior to the beginning of each Plan Year, or as soon as practicable thereafter, the Committee shall approve or establish in writing the performance goals for that Plan Year. The Committee may select one or more of the performance goals specified for each Plan Year which need not be the same for each Participant in a given year. Performance goals may include financial and/or non-financial goals. Performance goals may be described in terms of objectives that are related to an individual Participant or objectives that are Company-wide or related to a department, region, function or business unit and may be measured on an absolute or cumulative basis or on the basis of percentage of improvement over time, and may be measured in terms of Company performance (or performance of the applicable department, region, function or business unit) or measured relative to selected peer companies or a market index. Performance goals and their relative weight may vary by job.

b.

Financial performance goals may be GAAP or non-GAAP measures, as the Committee may deem appropriate in its sole discretion, including but not limited to, net income, EBITDA, Adjusted EBITDA, gross contract revenue, contract costs, net service billing, operating expense, income from operations, earnings per share, earnings per share as adjusted, return on equity, total shareholder return, or stock price appreciation. Non-GAAP performance goals shall be determined on the basis presented in the Company’s financial statements, subject to modifications and adjustments approved by the Committee.

5.2 AWARD OPPORTUNITIES. Prior to the beginning of each Plan Year, or as soon as practicable thereafter, the Committee shall establish an Award Opportunity for each Participant subject to any applicable employment agreements or contractual arrangements then in existence between the Company and a Participant. In the event a Participant changes job levels during a Plan Year, the Participant’s Award Opportunity may be adjusted to reflect the amount of time at each job level during the Plan Year. In addition, if a Participant changes jobs during the year, the Participant’s goals may change as of the effective date of the job change to reflect the different performance goals. Each job’s performance goals will continue to be assessed on a full-year basis to determine payouts, with the proportion of time in each job applied to determine the final payout amount.

5.3 ADJUSTMENT OF PERFORMANCE GOALS. The Committee shall have the right to adjust the performance goals and the Award Opportunities during a Plan Year based on the occurrence of external changes or other unanticipated business conditions, including without limitation, events such as material acquisitions, changes in the capital structure of the Company, economic downturns, or global pandemics.

5.4 FINAL AWARDS. At the end of each Plan Year, Final Awards shall be computed for each Participant and approved by the Committee. Each Final Award shall be based upon the level of satisfaction or achievement, for example, threshold, target or high, on the pre-established performance goals multiplied by a percentage of the Participant’s Base Salary as determined by the Committee or as set forth in such Participant’s employment contract. Final Award amounts may vary above or below the Target Incentive Award and lineal interpolation shall be used if performance falls between levels established by the Committee. The Committee also shall have the authority to exercise subjective discretion in the determination of Final Awards to reduce or increase a calculated award based on the Committee’s qualitative assessment of performance.

SECTION 6. PAYMENT OF FINAL AWARDS

6.1 FORM AND TIMING OF PAYMENT. Final Award payments shall be payable to the Participant in either a single lump-sum cash payment, a Stock in Lieu of Cash Award, or a combination of cash and Stock in Lieu of Cash Award, in each case as soon as practicable after the Committee, in its sole discretion, has determined the extent to which the specified performance goals were achieved, but in no event later than March 15th of the year immediately following such Plan Year. If the Committee fails to resolve that there be a Stock in Lieu of Cash Award for a Plan Year as provided in Section 6.3 below then all of that Plan Year’s Award shall be payable in cash.

6.2 PAYMENT OF PARTIAL AWARDS. Subject to Section 7 In the event a Participant no longer meets the eligibility criteria as set forth in the STIP during the course of a particular Plan Year, the Committee may, in its sole discretion, compute and pay a partial award for the portion of the Plan Year that an Employee was a Participant. Unless such payment is specifically approved by the Committee, no such payments will be made, and continued service through the end of the Plan Year shall be required to earn an award.

6.3 STOCK IN LIEU OF CASH AWARDS. Prior to March 1st of the applicable Plan Year, the Committee may, in its discretion, and after obtaining the recommendation of the Chief Executive Officer, determine the allocation of the Award Opportunity for each Participant for such Plan Year among a cash Award and/or an Award of Shares of Restricted Stock in lieu of all or a portion of a cash Award that would otherwise be payable under the STIP. The number of shares issued in connection with a Stock in Lieu Cash Award shall have a Fair Market Value equal to the portion of the Final Award not issued in cash, determined as of the last day of the Plan Year with respect to which the Award was earned. There shall be one Vesting Tranche for each Stock in Lieu of Cash Award, which shall end no later than the first trading day of the calendar year immediately following the date of the Award, unless sooner vested or forfeited pursuant to the terms of the Award Agreement.

SECTION 7. TERMINATION OF ELIGIBILITY OR EMPLOYMENT

7.1 TERMINATION OF ELIGIBILITY. In the event a Participant ceases to be eligible to participate in the STIP during a Plan Year but remains employed by the Company through the end of such Plan Year, the Final Award determined in accordance with Section 5 shall be reduced to reflect participation prior to such cessation of eligibility only. The reduced award shall be based upon the proportionate amount of Base Salary earned during the Plan Year prior to cessation of eligibility.

The Final Award thus determined shall be payable as soon as practicable following certification of the relevant performance goals by the Committee for the Plan Year in which such termination occurs, or sooner (except with respect to Executive Officers), as determined by the Committee in its sole discretion.

7.2 TERMINATION OF EMPLOYMENT.

a.

A Participant shall be entitled to his or her Target Incentive Award for a Plan Year without regard to a Final Award determination (i) upon the Participant’s death or Disability during the Plan Year, or (ii) if the Participant’s employment with the Company is terminated during the Plan Year (A) by the Company without Cause, (B) by the Participant for Good Reason, or (C) by the Participant for Good Reason related to a Change in Control, (iii) provided that in each of (ii) A, B, or C, the Participant (or his or her personal representative) executes the Company’s release agreement. The terms “Disability”, “Cause”, and “Good Reason” shall be as defined in the written employment letter or agreement between the Company and the Participant in effect at the time of such event of termination.

b.

If during a Plan Year the Participant’s employment with the Company is terminated by the Company for Cause or by the Participant without Good Reason, then all of the Participant’s rights to a Final Award for the Plan Year then in progress shall be forfeited.

c.

If the Participant retires on or after July 1 of any calendar year, either by Retirement or Early Retirement, then he or she shall be entitled to a Final Award for the Plan Year in progress determined and paid in accordance with Sections 5 and 6 above respectively. If the Participant Retires prior to July 1 of any calendar year, either by Retirement or Early Retirement, then all of the Participant’s rights to a Final Award for the Plan Year then in progress shall be forfeited

SECTION 8. RIGHTS OF PARTICIPANTS

8.1 EMPLOYMENT. Nothing in this STIP shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

8.2 NON-TRANSFERABILITY. No right or interest of any Participant in the Plan shall be assignable or transferable, or subject to any lien, directly, by operation of law, or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge, and bankruptcy.

SECTION 9. AMENDMENT AND MODIFICATION

The Committee, in its sole discretion, without notice, at any time and from time to time, may modify or amend, in whole or in part, any or all of the provisions of the STIP, or suspend or terminate it entirely; provided, however, that no such modification, amendment, suspension, or termination may, without the consent of a Participant (or his or her beneficiary in the case of the death of the Participant), reduce the right of a Participant (or his or her beneficiary, as the case may be) to a payment or distribution hereunder which he or she has already earned and is otherwise entitled, except where such modification, amendment, suspension or termination is necessary to comply with applicable law, including without limitation, any modifications or amendments made pursuant to Section 409A of the Code and any regulations, rulings and other regulatory guidance issued thereunder.

SECTION 10. MISCELLANEOUS

10.1 GOVERNING LAW. The STIP shall be governed by and construed in accordance with the laws of Delaware.

10.2 WITHHOLDING TAXES. The Company shall have the right to deduct from all payments under the STIP any federal, state, local and/or foreign income, employment or other applicable payroll taxes required by law to be withheld with respect to such payments.

10.3 COMPLIANCE WITH LAWS AND CLAW-BACK.

(a) Repayment/Forfeiture. Any benefits that the Participant may receive hereunder shall be subject to repayment or forfeiture as may be required to comply with the requirements of the U.S. Securities and Exchange Commission or any applicable law, rule or regulation, including the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations thereunder, as may be in effect from time to time.

(b) Claw-back. If the Participant performs any activity that is in violation of any of the restrictive covenants in any exhibit to the Employment Letter the Company may recoup from the Participant any proceeds, gains or other economic benefit the Participant actually or constructively received from the STIP.

10.4 SEVERABILITY. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

10.5 COSTS OF THE PLAN. All costs of implementing and administering the Plan shall be borne by the Company.

10.6 SUCCESSORS. All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, amalgamation, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.